Exhibit 99.1

HUDSON HOTELS ANNOUNCES ITS REORGANIZATION PLAN

January 24, 2003 - Hudson Hotels Corporation, Rochester, New York (HUDS.PK) (the “Company”) today announced that it has filed a Chapter 11 proceeding under the U.S. Bankruptcy Code.  At the same time, it has agreed, in principal, with its senior lender, RHD Capital Ventures, LLC (“RHD”), whereby RHD will purchase substantially all of the assets of the Company.  It is expected that a definitive Asset Purchase Agreement will be signed and filed with the court within the next week.

Talking about the current condition of the Company, Thomas W. Blank, President and CEO, states, “Since 1998, we have worked hard to trim overhead and debt that was taken on in an effort to increase the number of our hotel properties as part of an initial public offering (IPO), which new company would eventually elect real estate investment trust (REIT) status.  The IPO failed when the credit and equity markets collapsed in the summer of 1998.  Our efforts to reduce overhead and debt were meeting with some success”, Blank goes on, “until the economic downturn in 2001, compounded by the events of September 11, brought the travel and tourism industry to a standstill.  The bottom of this cycle has been low and long, and I don’t anticipate any recovery until sometime in 2004.”

RHD is the owner of Hudson’s mezzanine debt, presently totaling in excess of $20 million. This purchase by RHD, once ushered through the bankruptcy court, would create a new operating company which would continue managing and operating the assets of Hudson.  The sale process is expected to take approximately sixty (60) days.  During the pendency of the Chapter 11 case, RHD has agreed to provide debtor in possession financing to Hudson in order to sustain its activities until the sale is complete.  It is expected that headquarters for the new company will remain in Rochester, New York.

“I am confident,” states Thomas W. Blank, “that the newly formed company will be able to persevere through this downturn and be successful when the economy rebounds and the hotel industry returns to more normal operating levels.  My first priority, now and after the sale is complete, is to ensure that the owned and managed hotels continue to receive all of the necessary attention and service, which they deserve.  Thereafter, we hope to pursue strategic acquisitions of hotel assets and management contracts.”

Hudson Hotels Corporation is a Rochester, New York, based leading limited-service hotel development and management company.  Hudson manages primarily well-known national hotel brands pursuant to franchise agreements from Marriott International, Inc., Hilton Hotels Corporation, Choice Hotels International, Inc., Red Roof Inns, Inc., and U.S. Franchise Systems, Inc.  The Company owns 25 hotels and manages a total of 44 hotels.

Except for the historical information presented in this press release, the press release may include forward looking statements that involve risks and uncertainties including, but not limited to, quarterly fluctuations and results, the management of growth, competition and other risks detailed in the Company’s financial statements.  Actual results may differ materially from the information set forth herein.

###

For more information, please contact:

E. Anthony Wilson, Chairman of the Board, Hudson Hotels Corporation (585) 454-3400

Thomas W. Blank, President and Chief Executive Officer (585) 454-3400

website:  http://www.hudsonhotels.com